CONTACTS:       Mick Quinlivan
                Chief Financial Officer
                Jore Corporation
                800-526-9495


JORE CORPORATION DELAYS ANNUAL SHAREHOLDERS MEETING

RONAN, Montana -May 31, 2001 - Jore Corporation (Nasdaq: JOREQ), today announced that it has rescheduled its annual shareholders meeting for August 31, 2001. The meeting had originally been scheduled to occur June 4, 2001.

On May 22, 2001 Jore filed for voluntary  reorganization under Chapter 11 of the
U.S.   Bankruptcy  Code.  On  that  date  the  Company  also  announced  it  had restructured  its board of directors and management  team.

The agenda for Jore's annual meeting consisted solely of the election of directors and ratification of its independent auditors. A revised proxy statement will be issued to provide current information on the Company's directors and notice of the August 31, meeting date and location.



About Jore Corporation

Jore Corporation designs and manufactures innovative power tool accessories and hand tools for the do-it-yourself and professional craftsman markets. The Company relies on advanced technologies and advanced equipment engineering in its manufacturing processes to drive cost reductions and higher quality in its products. Its products save users time by offering enhanced functionality, increased productivity and ease of use. Jore sells its products under the licensed Stanley(r) brand, as well as under various private labels of the industry's largest retailers and power tool manufacturers, including Sears, The Home Depot, Lowe's, Menard's, Canadian Tire, Tru*Serv, Black & Decker, Makita and more.